Exhibit 4.68

CONTRIBUTION AND CONVEYANCE AGREEMENT

This contribution and conveyance agreement (this "Agreement") is entered into as of July 5, 2022 by and between Seanergy Maritime Holdings Corp., a Marshall Islands corporation ("Seanergy") and United Maritime Corporation, a Marshall Islands corporation ("United Maritime"). The foregoing shall be referred to individually as a "Party" and collectively as the "Parties."

RECITALS

1
Seanergy intends to transfer ownership of the Vessel (as defined below) to United Maritime, a wholly owned subsidiary, and United Maritime will subsequently be spun off to current shareholders of Seanergy (the "Spin-Off"). Concurrently with the Spin-Off, the common shares of United Maritime are expected to be listed on the Nasdaq Capital Market pursuant to a registration statement on Form 20-F filed with and declared effective by the Securities and Exchange Commission (the “Registration Statement”). The board of directors of Seanergy and the board of directors and sole shareholder of United Maritime have or will authorize the actions set forth below at the times and in the order set forth below.

2	To accomplish the objectives and purposes in the preceding recital, the following actions have been taken prior to the date of this Agreement:

(a)
Seanergy formed United Maritime pursuant to the Marshall Islands Business Corporation Act and is the record holder of United Maritime’s common shares, par value $0.0001 per share (the "Common Shares"), constituting all of the outstanding Common Shares of United Maritime at such time;

(b)
Seanergy owns all of the outstanding shares (the "Vessel-Owning Subsidiary Shares") of Sea Glorius Shipping Co., a Marshall Islands corporation (the "Vessel-Owning Subsidiary"), which owns the Capesize drybulk vessel Gloriuship with IMO number 9266944 (the "Vessel").

3	Each of the following transactions shall occur in accordance with and pursuant to this Agreement:

(a)
Effective immediately prior to the distribution by Seanergy of United Maritime common shares to the shareholders of Seanergy (the "Spin-off Distribution"), the following transactions shall occur in accordance with and pursuant to this Agreement: Seanergy will contribute (i) all of the Vessel-Owning Subsidiary Shares to United Maritime as a capital contribution and (ii) an aggregate of $5.0 million in cash as working capital of United Maritime (the "Working Capital Amount") in exchange for the issuance of 5,000 of United Maritime’s Series C Convertible Preferred Shares (the "Series C Preferred Shares") to Seanergy, the cancellation of the existing outstanding common shares of United Maritime and the issuance of 1,512,004 common shares of United Maritime and 40,000 Series B Preferred Shares of United Maritime (the "Distribution Shares") to Seanergy.

(b)	Seanergy will distribute the Distribution Shares to its shareholders on a pro rata basis as a special dividend.

(c)	The articles of incorporation and bylaws of United Maritime and of the Vessel-Owning Subsidiary will be amended and restated to the extent necessary to reflect the applicable matters set forth above.

AGREEMENT

NOW, THEREFORE, in consideration of their mutual undertakings and agreements hereunder, the Parties undertake and agree as follows:

ARTICLE I
CONTRIBUTIONS AND CONVEYANCE

1.1	Contributions and conveyances. The parties acknowledge and agree that the following actions hereby occur in the following order effective immediately prior to the Spin-Off Distribution:

(d)	Seanergy shall contribute the Vessel-Owning Subsidiary Shares and the Working Capital Amount to United Maritime as a capital contribution;

(e)
United Maritime shall cancel the existing outstanding common shares of United Maritime held by Seanergy and issue and deliver the Distribution Shares and Series C Preferred Shares to Seanergy in exchange for Seanergy’s capital contribution of the Vessel-Owning Subsidiary Shares and Working Capital Amount; and

(f)	the Parties shall execute such documents and take such actions as are necessary or desirable to effect the foregoing.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SEANERGY; DISCLAIMER

2.1	Representations and Warranties. Seanergy hereby represents and warrants that:

(a)
The Vessel-Owning Subsidiary has been duly formed or incorporated and is validly existing in good standing under the laws of the Marshall Islands and has all requisite power and authority to operate its assets, including the Vessel, and conducts its business as described in Seanergy’s public filings made with the U.S. Securities and Exchange Commission ("SEC") through the date hereof;

(b)
Correct and complete copies of the certificate of incorporation, articles of incorporation, by- laws, other organizational documents and all material agreements (as amended to the date of this Agreement) of the Vessel-Owning Subsidiary have been made available to United Maritime;

(c)
The execution and delivery of this Agreement and all documents, instruments and agreements required to be executed and delivered by it pursuant to this Agreement in connection with the completion of the transactions contemplated by this Agreement, have been or will be duly authorized by all necessary actions by Seanergy and, to the extent applicable, the Vessel- Owning Subsidiary, and this Agreement has been duly executed and delivered by Seanergy and constitutes a legal, valid and binding obligation of Seanergy enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws of general application affecting the enforceability of remedies and rights of creditors and except that equitable remedies such as specific performance and injunction are in the discretion of a court;

(d)
The execution, delivery and performance by it of this Agreement will not conflict with or result in any violation of or constitute a breach of any of the terms or provisions of, or result in the acceleration of any obligation under, or constitute a default under any provision of: (i) the articles of incorporation, certificate of incorporation or by-laws or other organizational documents of Seanergy or the Vessel-Owning Subsidiary (the "Seanergy Parties" and each, a "Seanergy Party"); (ii) any lien, encumbrance, security interest, pledge, mortgage, charge, other claim, bond, indenture, agreement, contract, franchise license, permit or other instrument or obligation to which any Seanergy Party is a party or is subject or by which any of such Seanergy Party's assets or properties may be bound; (iii) any applicable laws, statutes, ordinances, rules or regulations promulgated by a governmental authority, orders of a governmental authority, judicial decisions, decisions of arbitrators or determinations of any governmental authority or court ("Laws"); or (iv) any charter or vessel management agreement to which any Seanergy Party is a party or any material provision of any material contract to which a Seanergy Party is a party or by which a Seanergy Party's properties are bound;

(e)
Except as have already been obtained or that will be obtained in the ordinary course of business, no consent, permit, approval or authorization of, notice or declaration to or filing with any governmental authority or any other person, including those related to any environmental laws or regulations or the charters or vessel management agreements related to the Vessel, is required in connection with the execution and delivery by any Seanergy Party of this Agreement or the consummation by any Seanergy Party of the transactions contemplated hereunder;

(f)
The Vessel-Owning Subsidiary Shares have been duly and validly issued, in accordance with the applicable articles of incorporation, are fully paid and non-assessable and free of preemptive rights. Seanergy has, and will convey to United Maritime, good and valid title to the Vessel- Owning Subsidiary Shares which comprise all of the issued and outstanding shares in the Vessel- Owning Subsidiary, free and clear of all mortgages, liens, security interests, covenants, options, claims, restrictions, or encumbrances of any kind, except for those arising in relation to the amendment among United Maritime, the Parent, the Vessel-Owning Subsidiary, Kroll Trustee Services Limited and Kroll Agency Services Limited. There are no outstanding options, warrants or other rights to acquire any shares of capital stock or securities convertible into or exercisable for the capital stock of the Vessel-Owning Subsidiary. With respect to the Vessel-Owning Subsidiary Shares, there is no further obligation to make any capital contribution to the Vessel- Owning Subsidiary;

(g)
There is no outstanding agreement, contract, option, commitment or other right or understanding in favor of, or held by, any person to acquire the Vessel-Owning Subsidiary Shares or the assets of the Vessel-Owning Subsidiary, including but not limited to the Vessel, that has not been terminated or otherwise waived;

(h)
Each of the charters and the vessel management agreements to which the Vessel-Owning Subsidiary is a party (as amended to the date of this Agreement) has been made available to United Maritime and is a valid and binding agreement of the Vessel-Owning Subsidiary enforceable in accordance with its terms and, to the knowledge of the Vessel-Owning Subsidiary, of all other parties thereto enforceable in accordance with its terms;

(i)
The Vessel-Owning Subsidiary has fulfilled all material obligations required pursuant to any charter (described in (h) above) and the vessel management agreements to have been performed by it prior to the date of this Agreement and has not waived any material rights thereunder; and no material default or breach exists in respect thereof on its part or, to its knowledge, any of the other parties thereto and, to its knowledge, no event has occurred which, after giving of notice or the lapse of time, or both, would constitute such a material default or breach;

(j)
Except for such liabilities, debts obligations, encumbrances, defects, restrictions or claims of a general nature and magnitude that would arise in connection with the operation of vessels of the same type as the Vessel in the ordinary course of business, there are no liabilities, debts or obligations of, encumbrances, defects or restrictions with respect to, or claims against the Vessel-Owning Subsidiary or any of the assets owned by the Vessel-Owning Subsidiary, including the Vessel, other than those disclosed in Seanergy’s public filings made with the SEC through the date hereof; and

(k)
The Vessel is (i) adequate and suitable for use by the Vessel-Owning Subsidiary in its business as presently conducted by it in all material respects as described in the Registration Statement, ordinary wear and tear excepted; (ii) seaworthy in all material respects for hull and machinery insurance warranty purposes and is in good running order and repair; (iii) insured against all risks, and in amounts, consistent with common industry practices; (iv) in compliance with maritime laws and regulations; (v) duly registered under the flag of the Republic of the Marshall Islands; and (vi) in compliance in all material respects with the requirements of its present class and classification society; and all class certificates of the Vessel are valid and without overdue recommendations affecting class.

2.2
Disclaimer of Warranties. EXCEPT TO THE EXTENT PROVIDED IN THIS AGREEMENT OR IN ANY OTHER DOCUMENT EXECUTED OR DELIVERED IN CONNECTION WITH THIS AGREEMENT, THE PARTIES ACKNOWLEDGE AND AGREE THAT NONE OF THE PARTIES HAS MADE, DOES NOT MAKE, AND EACH SUCH PARTY SPECIFICALLY NEGATES AND DISCLAIMS, ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS, IMPLIED OR STATUTORY, ORAL OR WRITTEN, PAST OR PRESENT, REGARDING (A) THE VALUE, NATURE, QUALITY OR CONDITION OF THE ASSETS OWNED BY THE VESSEL-OWNING SUBSIDIARY, INCLUDING, WITHOUT LIMITATION, THE ENVIRONMENTAL CONDITION OF THE ASSETS GENERALLY, INCLUDING, WITHOUT LIMITATION, THE PRESENCE OR LACK OF HAZARDOUS SUBSTANCES OR OTHER MATTERS ON SUCH ASSETS, (B) THE INCOME TO BE DERIVED FROM SUCH ASSETS, (C) THE SUITABILITY OF SUCH ASSETS FOR ANY AND ALL ACTIVITIES AND USES THAT MAY BE CONDUCTED THEREON OR THEREWITH, (D) THE COMPLIANCE OF OR BY SUCH ASSETS OR THEIR OPERATION WITH ANY LAWS (INCLUDING WITHOUT LIMITATION ANY ZONING, ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS), OR (E) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF SUCH ASSETS. EXCEPT TO THE EXTENT PROVIDED IN ANY OTHER DOCUMENT EXECUTED OR DELIVERED IN CONNECTION WITH THIS AGREEMENT, EACH PARTY ACKNOWLEDGES AND AGREES THAT SUCH PARTY HAS HAD THE OPPORTUNITY TO INSPECT THE ASSETS OF THE VESSEL-OWNING SUBSIDIARY, AND SUCH PARTY IS RELYING SOLELY ON ITS OWN INVESTIGATION OF THE ASSETS OF THE VESSEL-OWNING SUBSIDIARY AND NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY THE OTHER PARTY. EXCEPT TO THE EXTENT PROVIDED IN ANY OTHER DOCUMENT EXECUTED OR DELIVERED IN CONNECTION WITH THIS AGREEMENT, NONE OF THE PARTIES IS LIABLE OR BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE ASSETS OF THE VESSEL-OWNING SUBSIDIARY FURNISHED BY ANY AGENT, EMPLOYEE, SERVANT OR THIRD PARTY. THIS SECTION SHALL SURVIVE THE CONTRIBUTION AND CONVEYANCE OF THE INTERESTS OR THE TERMINATION OF THIS AGREEMENT. THE PROVISIONS OF THIS SECTION HAVE BEEN NEGOTIATED BY THE PARTIES AFTER DUE CONSIDERATION AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THE ASSETS OF THE VESSEL-OWNING SUBSIDIARY THAT MAY ARISE PURSUANT TO ANY LAW NOW OR HEREAFTER IN EFFECT, OR OTHERWISE, EXCEPT AS SET FORTH IN THIS AGREEMENT OR ANY OTHER DOCUMENT EXECUTED OR DELIVERED IN CONNECTION WITH THIS AGREEMENT.

2.3
Indemnification. Seanergy hereby agrees to indemnify United Maritime for any and all obligations and other liabilities arising from or relating to the operation, management or employment of the Vessel prior to the effective date of the Spin-Off, and hereby agrees to indemnify the Vessel-Owning Subsidiary for any and all obligations and other liabilities arising from or relating to the operation, management or employment of the Vessel prior to the effective date of the Spin-Off.

ARTICLE III
FURTHER ASSURANCES

3.1 Further Assurances. From time to time  after the date of  this Agreement,  and without any  further consideration, the Parties agree to execute, acknowledge and deliver all such additional deeds, assignments, bills of sale, conveyances, instruments, notices, releases, acquittances and other documents, and will do all such other acts and things, all in accordance with any applicable foreign, federal, national, state, provincial or local law (including common law), statute, ordinance, rule, regulation, code or other requirement enacted, promulgated, issued or entered into, or act taken, by any federal, state, local, foreign or international court, government, department, commission, board, bureau or agency, or any other regulatory, self- regulatory, administrative or governmental organization or authority, including the Nasdaq Capital Market, as may be necessary or appropriate (a) more fully to assure that the applicable Parties own all of the properties, rights, titles, interests, estates, remedies, powers and privileges granted by this Agreement, or which are intended to be so granted, (b) more fully and effectively to vest in the applicable Parties and their respective successors and assigns beneficial and record title to the interests contributed and assigned by this Agreement or intended so to be and (c) to more fully and effectively carry out the purposes and intent of this Agreement.

ARTICLE IV
TERMINATION

4.1	Termination. This Agreement may be terminated by Seanergy in its sole discretion at any time prior to the consummation of the Spin-Off Distribution.

4.2
Effect of Termination. In the event of any termination of this Agreement prior to consummation of the Spin-Off Distribution, neither Party (nor any of its directors or officers) shall have any liability or further obligation to the other Party.

ARTICLE V
MISCELLANEOUS

5.1
Power of Attorney. Each Party that has conveyed any interests as reflected by this Agreement (collectively, the "Conveying Parties") hereby constitutes and appoints each of Stamatios Tsantanis, Stavros Gyftakis, Theodora Mitropetrou and Maria Moschopoulou, each of 154 Vouliagmenis Avenue, 16674 Glyfada, Greece, and each of Will Vogel, Todd Johnson, Ioanna Pantelaki and Jamie Davidian, each of Watson Farley & Williams LLP, 250 West 55th Street, New York, NY 10019, United States of America (each an "Attorney-in-Fact"), each acting singly and independently or together, as its true and lawful attorney-in-fact with full power of substitution for it and in its name, place and stead or otherwise on behalf of the applicable Conveying Party and its successors and assigns, and for the benefit of the Attorney-in-Fact to demand and receive from time to time the interests contributed and conveyed by this Agreement (or intended so to be) and to execute in the name of the applicable Conveying Party and its successors and assigns instruments of conveyance, instruments of further assurance and to give receipts and releases in respect of the same, and from time to time to institute and prosecute in the name of the applicable Conveying Party for the benefit of the Attorney-in-Fact, any and all proceedings at law, in equity or otherwise which the Attorney-in-Fact may deem proper in order to (a) collect, assert or enforce any claims, rights or titles of any kind in and to the Interests, (b) defend and compromise any and all actions, suits or proceedings in respect of any of the Interests, and (c) do any and all such acts and things in furtherance of this Agreement as the Attorney-in-Fact shall deem advisable. Each Conveying Party hereby declares that the appointment hereby made and the powers hereby granted are coupled with an interest and are and shall be irrevocable and perpetual and shall not be terminated by any act of any Conveying Party or its successors or assigns or by operation of law.

5.2
Survival of Representations and Warranties. The representations and warranties of the Parties in this Agreement and in or under any documents, instruments and agreements delivered pursuant to this Agreement, will survive the completion of the transactions contemplated hereby regardless of any independent investigations that United Maritime may make or cause to be made, or knowledge it may have, prior to the date of this Agreement and will continue in full force and effect for a period of one year from the date of this Agreement. At the end of such period, such representations and warranties will terminate, and no claim may be brought by United Maritime against Seanergy thereafter in respect of such representations and warranties, except for claims that have been asserted by United Maritime prior to the date of this Agreement.

5.3
Costs. United Maritime shall pay any and all sales, use and similar taxes arising out of the contributions, conveyances and deliveries to be made hereunder, and shall pay all documentary, filing, recording, transfer, deed, and conveyance taxes and fees required in connection therewith.

5.4
Headings; References; Interpretation. All Article and Section headings in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any of the provisions hereof. The words "hereof," "herein" and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references herein to Articles and Sections shall, unless the context requires a different construction, be deemed to be references to the Articles and Sections of this Agreement, respectively. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders, and the singular shall include the plural and vice versa. The use herein of the word "including" following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as "without limitation," "but not limited to," or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter.

5.5	Successors and Assigns. The Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

5.6
No Third Party Rights. The provisions of this Agreement are intended to bind the Parties as to each other and are not intended to and do not create rights in any other person or confer upon any other person any benefits, rights or remedies and no person is or is intended to be a third party beneficiary of any of the provisions of this Agreement.

5.7	Counterparts. This Agreement may be executed in any number of counterparts, all of which together shall constitute one agreement binding on the parties hereto.

5.8
Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to any choice of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. Each of the parties hereto submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York (or, if jurisdiction in that court is not available, then any state court located within the Borough of Manhattan, City of New York) for any and all legal actions arising out of or in connection with this Agreement.

5.9
Severability. If any of the provisions of this Agreement are held by any court of competent jurisdiction to contravene, or to be invalid under, the laws of any governmental body having jurisdiction over the subject matter hereof, such contravention or invalidity shall not invalidate the entire Agreement. Instead, this Agreement shall be construed as if it did not contain the particular provision or provisions held to be invalid, and an equitable adjustment shall be made and necessary provision added so as to give effect, as nearly as possible, to the intention of the Parties as expressed in this Agreement at the time of execution of this Agreement.

5.10
Deed; Bill of Sale; Assignment. To the extent required and permitted by applicable Law, this Agreement shall also constitute a "deed," "bill of sale" or "assignment" of the Vessel-Owning- Subsidiary Shares.

5.11	Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the Parties hereto.

5.12
Integration. This Agreement and the instruments referenced herein supersede all previous understandings or agreements among the Parties, whether oral or written, with respect to its subject matter hereof. This Agreement and such instruments contain the entire understanding of the Parties with respect to the subject matter hereof and thereof. No understanding, representation, promise or agreement, whether oral or written, is intended to be or shall be included in or form part of this Agreement unless it is contained in a written amendment hereto executed by the Parties hereto after the date of this Agreement.

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IN WITNESS WHEREOF, this Contribution and Conveyance Agreement has been duly executed by the parties set forth below.

SEANERGY MARITIME HOLDINGS CORP.

By:	/s/ Stamatios Tsantanis
Name:	Stamatios Tsantanis
Title:	Chief Executive Officer

UNITED MARITIME CORPORATION

By:	/s/ Stavros Gyftakis
Name:	Stavros Gyftakis
Title:	Chief Financial Officer